UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
 SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 14, 2017

Bioptix, Inc.
(Exact name of Registrant as specified in its charter)

Colorado	001-33675	84-155337
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1775 38th Street Boulder, Colorado	80301
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(303) 545-5550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Current Report on Form 8-K/A (this "Report") of Bioptix, Inc. (the "Company") amends the Current Report on Form 8-K filed with the SEC on January 20, 2017 (the "Original Report") in order to provide a preliminary estimate of the costs associated with the previously disclosed activities pursuant to Item 2.05 of Form 8-K.  This Report amends and restates only Item 2.05 of the Original Report and does not otherwise update or amend any other disclosure contained in the Original Report.

Item 2.05    Costs Associated with Exit or Disposal Activities.

On January 14, 2017, the Board of Directors of the Company adopted a plan (the "Plan") under which the Company  terminated employees and reduced operations associated with the September 2016 acquisition of Bioptix Diagnostics, Inc. The Board of Directors determined to take the action following a review and assessment of the anticipated time to realization of benefits from the acquisition, further product development required and the sales forecasts, costs and results of operations projected during the near to mid-term period.  The Company is continuing its evaluation and is providing the preliminary estimate of the costs associated with its actions described herein.

As a result of adoption of the Plan, the Company estimates that it will incur a charge to operations of approximately, $2.7 million, consisting of:

A.	Write-down of tangible and intangible assets of approximately $2.2 million, and;
B.	Wind-down, severance and transaction expenses of approximately $500,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Bioptix, Inc. (Registrant)
February 9, 2017	By:	/s/ Jeffrey G. McGonegal
		Name:	Jeffrey G. McGonegal
		Title:	Chief Financial Officer